Exhibit 99.1

Cognex Reports Fourth Quarter and Full Year 2022 Results

NATICK, Mass.--(BUSINESS WIRE)--February 16, 2023--Cognex Corporation (NASDAQ: CGNX) today reported financial results for 2022. Table 1 below shows selected financial data for Q4-22 compared with Q4-21 and Q3-22, and the year ended December 31, 2022 compared with the year ended December 31, 2021.

“Our fourth quarter results were in line with our guidance, but are not representative of our long-term growth expectations,” said Robert J. Willett, CEO of Cognex. “We are navigating through a challenging business environment. A few of our largest e-commerce customers have paused most of their investments. At the end of 2022, we observed slower trends across our broader factory automation business, and we have seen this carry into the beginning of 2023.”

“As we manage through this slow period, we remain focused on the long term. We have important new product launches coming up this year. These products bring powerful, easy-to-use technology which expands the number of customers we can serve. And we are investing in our sales and marketing organization to reach more of these emerging customers.”

Table 1
(Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q4-22	$239,433	$55,311	$0.32	$0.27
Prior year’s quarter: Q4-21	$244,065	$53,535	$0.30	$0.30
Change: Q4-21 to Q4-22	(2)%	3%	7%	(10)%
Prior quarter: Q3-22	$209,622	$33,980	$0.19	$0.21
Change: Q3-22 to Q4-22	14%	63%	68%	29%
Yearly Comparisons
Year ended December 31, 2022	$1,006,090	$215,525	$1.23	$1.31
Year ended December 31, 2021	$1,037,098	$279,881	$1.56	$1.49
Change from 2021 to 2022	(3)%	(23)%	(21)%	(12)%

*Non-GAAP net income per diluted share excludes a loss from fire and restructuring charges, both net of tax benefit, and discrete tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

Summary of the Year

As a result of our challenges in 2022, annual revenue declined by 3% from a record $1.037 billion in 2021. With approximately 60% of our revenue outside the Americas, the strong U.S. dollar was a headwind for us in the year. Excluding the impact of foreign currency translation, our revenue grew 1%. Outside of our logistics business, our performance in 2022 was roughly in-line on a constant currency basis with what we would expect over the long term for the remainder of our end markets.

Gross margin was 72% compared to 73% for 2021 and below the company’s mid-70% long-term target. The decline was due to elevated costs paid by Cognex to purchase scarce components because of global supply chain constraints and to replace the components lost in the fire at the company's primary contract manufacturer in June 2022.

Operating income was 24% of revenue compared to 30% for 2021. Cognex recorded a pre-tax net loss of $20.8 million from the write-off of company assets that were destroyed or abandoned in the fire, lower annual revenue, and continued to invest in engineering and its worldwide sales force to help scale for future growth. The company also recorded pre-tax restructuring charges of $1.7 million related to the acquisition of SAC Sirius Advanced Cybernetics GmbH ("SAC") in the fourth quarter.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2022

  Revenue decreased by 2% from Q4-21 and increased by 14% from Q3-22, or increased by 4% and 17%, respectively, in constant currency. The increase in constant currency, both year-on-year and sequentially, was largely driven by the recognition of approximately $20 million of revenue in the quarter that was delayed from the third quarter due to business disruption caused by the June fire. Otherwise, slowing large projects with a few e-commerce customers reduced revenue year-on-year, partially offset by growth in our other end markets.
  Gross margin was 71% for Q4-22 compared to 72% for Q4-21 and 73% for Q3-22. The premiums paid by Cognex to quickly replace components through brokers following the fire reduced gross margin in the quarter, but had a minimal impact year-on-year. The unfavorable impact of currency exchange rates on revenue also reduced gross margin year-on-year.
  Research, Development, & Engineering (RD&E) expenses increased by 5% from Q4-21 and 9% from Q3-22. The company has invested in engineering resources over the past year and stock-based compensation was higher in Q4 on both a year-on-year and sequential basis. These increases were partially offset by a favorable impact of currency exchange rates in Q4-22 as compared to both Q4-21 and Q3-22.
  Selling, General & Administrative (SG&A) expenses decreased by 8% from Q4-21 and increased by 1% from Q3-22. The expansion of the company’s global sales and marketing organization was offset by lower incentive compensation and the timing of marketing activities. In addition, as with RD&E, Cognex benefitted from a favorable impact of currency exchange rates in Q4-22 as compared to both Q4-21 and Q3-22.
  Cognex recorded pre-tax charges of $0.5 million and $2.9 million in Q4-22 and Q3-22, respectively, related to the June 2022 fire at the company’s primary contract manufacturer. In addition, the company recorded pre-tax charges of $1.7 million in Q4-22 related to the previously announced acquisition of SAC, a leading computational lighting company.
  The effective tax rate was 7% in Q4-22, 8% in Q4-21, and 14% in Q3-22. All periods presented include varying tax adjustments, which are summarized in Exhibit 2. Excluding these tax adjustments, the effective tax rate was 22% in Q4-22, 8% in Q4-21, and 14% in Q3-22.

Balance Sheet Highlights – December 31, 2022

  Cognex’s financial position as of December 31, 2022 continued to be strong, with $854 million in cash and investments and no debt (following significant cash outflows to replenish inventory destroyed in the June fire). In 2022, Cognex generated $243 million in cash from operations. During the year, the company spent $204 million to repurchase its common stock and paid $46 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – Q1 2023

  Cognex expects revenue for Q1-23 to be between $180 million and $200 million. This range represents a decline both year-on-year and sequentially due to lower revenue from a few large e-commerce customers and broader macroeconomic softness. As a reminder, both Q1-22 and Q4-22 included $20 million of revenue for orders that had been delayed due to supply constraints, including with respect to the June fire.
  Gross margin for Q1-23 is expected to be in the low-70% range and reflects the significant premiums the company has paid to procure components previously destroyed by the fire.
  The combined total of expenses for RD&E and SG&A is expected to increase by approximately 10% on a sequential basis due to investments in the company’s sales and marketing organization, merit increases, and an unfavorable impact from currency exchange rates.
  The effective tax rate is expected to be 16%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process and in its review of operating results. Non-GAAP presentations exclude certain one-time discrete events, such as a fire loss, restructuring charges, and tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Cognex also uses results on a constant-currency basis as one measure to evaluate its performance and compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Standard Time (EST). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EST today and will be available until 11:59 p.m. EST on Sunday, February 19, 2023. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 1373 4893.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation (“the Company” or “Cognex”) invents and commercializes technologies that address some of the most critical manufacturing and distribution challenges. We are a leading global provider of machine vision products and solutions that improve efficiency and quality in high-growth-potential businesses across attractive industrial end markets. Our solutions blend physical products and software to capture and analyze visual information, allowing for the automation of manufacturing and distribution tasks for customers worldwide. Machine vision products are used to automate the manufacturing or distribution and tracking of discrete items, such as mobile phones, electric vehicle batteries and e-commerce packages, by locating, identifying, inspecting, and measuring them. Machine vision is important for applications in which human vision is inadequate to meet requirements for size, accuracy, or speed, or in instances where substantial cost savings or quality improvements are maintained.

Cognex is the world's leader in the machine vision industry, having shipped more than 4 million image-based products, representing over $10 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “potential,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, the expected impact of the fire at our primary contract manufacturer's plant on our assets, business and results of operations and related insurance recoveries, customer demand and order rates and timing of related revenue, managing supply shortages, delivery lead times, future product mix, research and development activities, sales and marketing activities, new product offerings and product development activities, capital expenditures, investments, liquidity, dividends and stock repurchases, strategic and growth plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the reliance on key suppliers, such as our primary contract manufacturer, to manufacture and deliver products; (2) the expected impact of the fire at our primary contract manufacturer’s plant on our assets, business, and results of operations and related insurance recoveries; (3) delays in the delivery of our products, the failure to meet delivery schedules, and resulting customer dissatisfaction or loss of sales; (4) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (5) the failure to effectively manage product transitions or accurately forecast customer demand; (6) the inability to manage disruptions to our distribution centers or to our key suppliers; (7) the inability to design and manufacture high-quality products; (8) the impact, duration, and severity of the COVID-19 pandemic, particularly in China, including the availability and effectiveness of vaccines as well as government lockdowns; (9) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (10) information security breaches; (11) the failure to comply with laws or regulations relating to data privacy or data protection; (12) the inability to protect our proprietary technology and intellectual property; (13) the inability to attract and retain skilled employees and maintain our unique corporate culture; (14) the technological obsolescence of current products and the inability to develop new products; (15) the failure to properly manage the distribution of products and services, including the management of lead times and delivery dates; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential disruptions in our business systems; (19) potential impairment charges with respect to our investments or acquired intangible assets; (20) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (21) fluctuations in foreign currency exchange rates and the use of derivative instruments; (22) unfavorable global economic conditions, including increases in interest rates and high inflation rates; (23) business disruptions from natural or man-made disasters, such as fire, or public health issues; (24) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes on the economic climate in China and the war in Ukraine; (25) exposure to potential liabilities, increased costs, reputational harm, and other adverse effects associated with expectations relating to environmental, social, and governance considerations; (26) stock price volatility; and (27) our involvement in time-consuming and costly litigation or activist shareholder activities; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2022. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31, 2022	Oct. 2, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021

Revenue	$239,433	$209,622	$244,065	$1,006,090	$1,037,098
Cost of revenue (1)	69,869	57,383	69,082	284,185	277,271
Gross margin	169,564	152,239	174,983	721,905	759,827
Percentage of revenue	71%	73%	72%	72%	73%
Research, development, and engineering expenses (1)	37,134	33,954	35,489	141,133	135,372
Percentage of revenue	16%	16%	15%	14%	13%
Selling, general, and administrative expenses (1)	75,951	75,371	82,974	312,107	309,354
Percentage of revenue	32%	36%	34%	31%	30%
Restructuring charges	1,657	—	—	1,657	—
Loss from fire	485	2,891	—	20,779	—
Operating income	54,337	40,023	56,520	246,229	315,101
Percentage of revenue	23%	19%	23%	24%	30%
Foreign currency gain (loss)	2,530	(1,880)	(37)	(1,837)	(2,270)
Investment and other income	2,364	1,202	1,464	6,303	6,069
Income before income tax expense	59,231	39,345	57,947	250,695	318,900
Income tax expense	3,920	5,365	4,412	35,170	39,019
Net income	$55,311	$33,980	$53,535	$215,525	$279,881
Percentage of revenue	23%	16%	22%	21%	27%

Net income per weighted-average common and common-equivalent share:
Basic	$0.32	$0.20	$0.30	$1.24	$1.59
Diluted	$0.32	$0.19	$0.30	$1.23	$1.56

Weighted-average common and common-equivalent shares outstanding:
Basic	172,693	173,256	176,123	173,407	176,463
Diluted	173,903	174,327	179,322	174,869	179,916

Cash dividends per common share	$0.070	$0.065	$0.065	$0.265	$0.245
Cash and investments per common share	$4.95	$4.73	$5.17	$4.95	$5.17
Book value per common share	$8.33	$8.03	$8.15	$8.33	$8.15

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$503	$468	$380	$2,016	$1,345
Research, development, and engineering	5,185	4,209	3,377	17,693	13,535
Selling, general, and administrative	7,398	8,689	6,664	34,796	28,894
Total stock-based compensation expense	$13,086	$13,366	$10,421	$54,505	$43,774

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31, 2022	Oct. 2, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021

Per share impact of restructuring charges and loss from fire
Restructuring charges	$1,657	$—	$—	$1,657	$—
Tax benefit from restructuring charges	(523)	—	—	(523)	—
Restructuring charges, net of tax benefit	$1,134	$—	$—	$1,134	$—
Per share impact of restructuring charges, net of tax benefit	$0.01	$—	$—	$0.01	$—

Loss from fire	$485	$2,891	$—	$20,779	$—
Tax benefit from loss on fire	(278)	(928)	—	(3,646)	—
Loss from fire, net of tax benefit	$207	$1,963	$—	$17,133	$—
Per share impact of loss from fire, net of tax benefit	—	0.01	—	0.10	—

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	173,903	174,327	179,322	174,869	179,916

Restructuring charges, loss from fire, and discrete tax adjustments reconciliation
Operating income (GAAP)	$54,337	$40,023	$56,520	$246,229	$315,101
Percentage of revenue (GAAP)	23%	19%	23%	24%	30%
Restructuring charges	1,657	—	—	1,657	—
Loss from fire	485	2,891	—	20,779	—
Operating income (Non-GAAP)	$56,479	$42,914	$56,520	$268,665	$315,101
Percentage of revenue (Non-GAAP)	24%	20%	23%	27%	30%

Net income (GAAP)	$55,311	$33,980	$53,535	$215,525	$279,881
Restructuring charges, net of tax benefit	1,134	—	—	1,134	—
Loss from fire, net of tax benefit	207	1,963	—	17,133	—
Discrete tax (benefit) expense related to stock-based compensation	(1,148)	131	(1,148)	(841)	(11,036)
Discrete tax (benefit) expense related to tax return filings and other	(7,710)	(133)	1,173	(4,033)	(1,304)
Net income (Non-GAAP)	$47,794	$35,941	$53,560	$228,918	$267,541
Percentage of revenue (Non-GAAP)	20%	17%	22%	23%	26%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.32	$0.19	$0.30	$1.23	$1.56
Per share impact of Non-GAAP adjustments identified above	(0.05)	0.02	—	0.08	(0.07)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.27	$0.21	$0.30	$1.31	$1.49

Diluted weighted-average common and common-equivalent shares outstanding (GAAP)	173,903	174,327	179,322	174,869	179,916

	Three-months Ended			Twelve-months Ended
	Dec. 31, 2022	Oct. 2, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Effective tax rate reconciliation
Income before income tax expense (GAAP)	$59,231	$39,345	$57,947	$250,695	$318,900

Income tax expense (GAAP)	$3,920	$5,365	$4,412	$35,170	$39,019
Effective tax rate (GAAP)	7%	14%	8%	14%	12%

Tax adjustments:
Discrete tax benefit (expense) related to stock-based compensation	1,148	(131)	1,148	841	11,036
Discrete tax benefit (expense) related to tax return filings and other	7,710	133	(1,173)	4,033	1,304
Total tax adjustments	$8,858	$2	$(25)	$4,874	$12,340

Income tax expense (Non-GAAP) (1)	$12,778	$5,367	$4,387	$40,044	$51,359
Effective tax rate (Non-GAAP) (1)	22%	14%	8%	16%	16%

(1) The loss from the fire in the second and third quarters of 2022 had a tax benefit that during the quarter we accounted for as a discrete tax item. At year end, we reclassified these benefits for Non-GAAP presentation purposes, and as such we have adjusted our Non-GAAP effective tax rates for the quarters impacted by the fire loss. We previously reported a 16% Non-GAAP effective tax rate for both Q2 and Q3 and Income tax expense (Non-GAAP) of $10,306 and $6,295, respectively. Using the updated classification, these rates would have been 12% and 14% and the Income tax expense (Non-GAAP) would have been $7,866 and $5,367 in Q2 and Q3, respectively. There have been no changes to any previously reported GAAP figures.

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	December 31, 2022	December 31, 2021
Assets
Cash and investments	$854,250	$907,364
Accounts receivable	125,417	130,348
Inventories	122,480	113,102
Property, plant, and equipment	79,714	77,546
Operating lease assets	37,682	23,157
Goodwill and intangible assets	255,044	253,601
Deferred tax assets	407,241	418,570
Other assets	76,312	79,974

Total assets	$1,958,140	$2,003,662

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$120,338	$136,483
Deferred revenue and customer deposits	40,787	35,743
Operating lease liabilities	39,752	25,581
Income taxes	67,003	66,517
Deferred tax liabilities	249,961	293,769
Other liabilities	1,905	15,476
Shareholders' equity	1,438,394	1,430,093

Total liabilities and shareholders' equity	$1,958,140	$2,003,662

Contacts

Nathan McCurren
Head of Investor Relations
+1 508-654-1755
Nathan.McCurren@cognex.com